Exhibit 99.1

Media Release

Peabody Reports Results For Quarter Ended June 30, 2023
Repurchased more than 8% of Shares Outstanding
Declared $0.075 Second Quarter Dividend

ST. LOUIS, July 27, 2023 – Peabody (NYSE: BTU) today reported net income attributable to common stockholders of $179.2 million, or $1.15 per diluted share, for the second quarter of 2023, compared to $268.5 million, or $1.68 per diluted share in the first quarter. The second quarter results included a $33.7 million provision for losses at NARM and Shoal Creek. Peabody had Adjusted EBITDA1 of $358.2 million in the second quarter of 2023 compared to $390.6 million in the prior quarter.
“In the second quarter of 2023, our diverse operational platform allowed us to successfully execute on our plan despite continued volatility in the markets,” said Peabody President and Chief Executive Officer Jim Grech. “The strength of our seaborne portfolio is evidenced by our solid quarterly results notwithstanding a challenging pricing environment.”
Highlights
•Returned $262 million through our shareholder return program through July 19, reflecting $251 million of share repurchases and dividends of $11 million
•Second quarter Adjusted EBITDA of $358 million, Operating Cash Flow of $353 million (includes $109 million working capital benefit that is largely expected to reverse next quarter) and Available Free Cash Flow1 (“AFCF”) of $375 million
•Resumed development coal production at Shoal Creek, after safely completing localized sealing of two longwall panels of the mine impacted by a fire in March
•Exceeded anticipated seaborne metallurgical volumes by 18 percent, shipping 2.0 million tons
•Ended the quarter with $1,081 million of Cash and Cash Equivalents
•Declared second quarter dividend on common stock of $0.075 per share
1 Adjusted EBITDA and Available Free Cash Flow are non-GAAP financial measures. Adjusted EBITDA margin is equal to segment Adjusted EBITDA divided by segment revenue. Revenue per Ton and Adjusted EBITDA Margin per Ton are equal to revenue by segment and Adjusted EBITDA by segment, respectively, divided by segment tons sold. Costs per Ton is equal to Revenue per Ton less Adjusted EBITDA Margin per Ton. Management believes Costs per Ton and Adjusted EBITDA Margin per Ton best reflect controllable costs and operating results at the reporting segment level. We consider all measures reported on a per ton basis, as well as Adjusted EBITDA margin, to be operating/statistical measures. Please refer to the tables and related notes in this press release for a reconciliation and definition of non-GAAP financial measures.

Shareholder Return Program
Through July 19, 2023, the Company returned $261.8 million to shareholders, including a fixed dividend of $10.8 million and share repurchases of $251.0 million. The Company repurchased 12.0 million shares, or 8.3% of shares outstanding at an average price of $20.91 per share.
“The sustained efforts to enhance our financial strength and return capital to shareholders has resulted in an 8.3% reduction in shares outstanding in just one quarter, while continuing to create additional value for our stockholders,” said Peabody Executive Vice President and Chief Financial Officer Mark Spurbeck.
We remain committed to our shareholder return framework of returning at least 65% of annual AFCF. While the Board of Directors continues to evaluate the shareholder return program, it currently views share repurchases as value accretive and an efficient way to return capital to shareholders.
AFCF for the first six months of 2023 was $636.6 million, resulting in at least $413.8 million available for the shareholder return program, of which $261.8 million was returned through July 19, 2023. After the second quarter fixed dividend of $0.075 per share (declared July 27, 2023), at least $142.0 million remains available for additional share repurchases.

	Quarter Ended	Six Months Ended
	Jun.	Jun.
	2023	2023
	(Dollars in millions)
Cash Flow from Operations:	$353.4	$739.7
- Cash Flows Used in Investing Activities	(61.5)	(120.0)
- Distributions to Noncontrolling Interest	—	(22.8)
+/- Changes to Restricted Cash and Collateral (1)	82.8	39.7
- Anticipated Expenditures or Other Requirements	—	—
Available Free Cash Flow (AFCF)	$374.7	$636.6
Allocation for shareholder returns		65%
Total shareholder returns		$413.8
- Dividends paid (2)		(10.8)
- Share repurchases (3)		(251.0)
- Declared dividends (4)		(10.0)
Total available for shareholder returns		$142.0
(1) This amount is equal to the total change in Restricted Cash and Collateral on the balance sheet, excluding partially offsetting amounts already included in cash flow from operations of $71 million and $117 million for the three and six months ended June 30, 2023, respectively and the $660 million one-time funding related to the surety program in the first quarter.
(2) Does not include $0.1 million of non-cash dividend equivalent units issued.
(3) Includes share repurchases through July 19, 2023.
(4) Represents dividends declared that remain payable as of the date of this release.

All future shareholder returns remain at the discretion of the Board of Directors.

Second Quarter Segment Performance

Seaborne Thermal
	Quarter Ended			Six Months Ended
	Jun.	Mar.	Jun.	Jun.	Jun.
	2023	2023	2022	2023	2022
Tons sold (in millions)	4.0	3.6	4.0	7.6	7.8
Export	2.6	2.1	2.2	4.7	4.0
Domestic	1.4	1.5	1.8	2.9	3.8
Revenue per Ton	$100.59	$96.82	$87.37	$98.81	$77.52
Export - Avg. Realized Price per Ton	139.88	148.34	143.43	143.62	132.45
Domestic - Avg. Realized Price per Ton	23.76	25.05	21.34	24.44	20.82
Costs per Ton	50.88	51.01	43.85	50.94	43.33
Adjusted EBITDA Margin per Ton	$49.71	$45.81	$43.52	$47.87	$34.19
Adjusted EBITDA (in millions)	$197.5	$164.0	$176.8	$361.5	$267.3
The seaborne thermal segment shipped 4.0 million tons, including 2.6 million export tons. Export shipments were 0.5 million tons higher than the prior quarter as the Wambo longwall move was completed and wet weather which impacted the first quarter was abated. The average realized export price was 6 percent lower than the prior quarter due to sales mix and a decline in average seaborne thermal benchmark prices. Total segment costs of $50.88 per ton were in-line with the first quarter as higher production was offset by the timing of equipment repair and maintenance costs. The segment reported Adjusted EBITDA margins of 49 percent and Adjusted EBITDA of $197.5 million.

Seaborne Metallurgical
	Quarter Ended			Six Months Ended
	Jun.	Mar.	Jun.	Jun.	Jun.
	2023	2023	2022	2023	2022
Tons sold (in millions)	2.0	1.3	1.6	3.3	2.8
Revenue per Ton	$190.13	$220.60	$330.56	$202.33	$299.82
Costs per Ton	137.78	151.13	144.91	143.14	131.26
Adjusted EBITDA Margin per Ton	$52.35	$69.47	$185.65	$59.19	$168.56
Adjusted EBITDA (in millions)	$102.5	$90.8	$299.7	$193.3	$480.7
The seaborne met segment shipped 2.0 million tons at an average realized price of $190.13 per ton. Tons sold were 0.7 million tons higher than the prior quarter primarily driven by higher sales from CMJV as rail and port congestion and heavy rains impacted the first quarter. Total segment costs of $137.78 per ton were 9 percent lower than the first quarter primarily due to higher production and lower sales price sensitive costs. The segment reported 28 percent Adjusted EBITDA margins and Adjusted EBITDA of $102.5 million.

Powder River Basin
	Quarter Ended			Six Months Ended
	Jun.	Mar.	Jun.	Jun.	Jun.
	2023	2023	2022	2023	2022
Tons sold (in millions)	18.9	22.0	18.5	40.9	39.1
Revenue per Ton	$13.71	$13.89	$12.44	$13.80	$12.30
Costs per Ton	12.33	12.26	12.55	12.28	12.16
Adjusted EBITDA Margin per Ton	$1.38	$1.63	$(0.11)	$1.52	$0.14
Adjusted EBITDA (in millions)	$26.2	$35.8	$(2.0)	$62.0	$5.6
The PRB segment shipped 18.9 million tons at an average realized price of $13.71 per ton. Tons sold declined by approximately 3.1 million tons compared to the first quarter, due to the impact of lower customer demand as a result of low natural gas prices, higher utility inventories and a tornado at NARM late in the second quarter which impacted train loadings. PRB costs of $12.33 per ton were largely in-line with the first quarter as the impact of lower production volumes was offset by lower fuel and equipment maintenance costs. The segment reported 10 percent Adjusted EBITDA margins and Adjusted EBITDA of $26.2 million.

Other U.S. Thermal
	Quarter Ended			Six Months Ended
	Jun.	Mar.	Jun.	Jun.	Jun.
	2023	2023	2022	2023	2022
Tons sold (in millions)	3.8	4.5	4.4	8.3	8.6
Revenue per Ton	$53.63	$54.73	$51.40	$54.23	$49.96
Costs per Ton	39.71	40.65	37.25	40.22	36.90
Adjusted EBITDA Margin per Ton	$13.92	$14.08	$14.15	$14.01	$13.06
Adjusted EBITDA (in millions)	$51.9	$64.2	$61.9	$116.1	$111.9
The other U.S. thermal segment shipped 3.8 million tons at an average realized price of $53.63 per ton. Tons sold decreased by approximately 0.7 million tons compared to the first quarter, due to lower customer demand from lower natural gas prices and higher utility inventories. Costs per ton of $39.71 per ton were 2 percent lower than the first quarter due to sales mix and lower fuel costs. The segment reported 26 percent Adjusted EBITDA margins and Adjusted EBITDA of $51.9 million.
Shoal Creek Mine and North Antelope Rochelle Mine Updates
On June 20, 2023, the Company announced that Shoal Creek, in coordination with MSHA, had safely completed localized sealing of two longwall panels in the J panel area of the mine impacted by a fire in March involving void fill material. Peabody has resumed development coal production in the new L panel area where better mining conditions are anticipated. A new longwall kit for the mine is expected to be delivered by the end of the year. As a result of the fire, the Company has written off $29 million of equipment and underground development assets.
On June 23, 2023, North Antelope Rochelle sustained damage from a tornado which led to a temporary suspension of operations. The mine resumed operations on June 25, 2023, and operations have largely returned to normal. As a result of the tornado, the Company has written off $5 million of buildings, equipment and parts inventory. The Company anticipates that incremental repair and clean-up costs will be recognized in future periods.

North Goonyella Redevelopment Update
The Company continues to advance redevelopment efforts at North Goonyella with key project milestones and critical path items on track. Activities to date have included procuring equipment, refurbishment and replacement of surface infrastructure, Zone A remediation, completion of drilling program for Zone B re-ventilation and advancing work necessary to re-enter Zone B (sealed mine workings). The next significant milestone, re-ventilation and re-entry of Zone B, is currently targeted for mid-September subject to regulatory approval.
Since commencing redevelopment in late 2022, the Company has invested $53 million of the initial approved redevelopment capital expenditures which includes further ventilation, equipment, conveyors, and infrastructure updates in anticipation of reaching development coal, subject to regulatory approvals, in the first quarter of 2024.
North Goonyella is a premium grade hard-coking coal longwall operation in Queensland Australia with over 70 million tons of reserves. The project will benefit from substantial infrastructure and equipment in place at the mine. North Goonyella is expected to reweight Peabody's long-term production and revenue toward metallurgical coal when the longwall production commences in 2026. The project is expected to generate attractive returns at historical long term metallurgical prices solely for 20 million tons of longwall production over five years, with further options to develop the remaining reserves.
Market Update
Seaborne thermal coal markets remain volatile with prices declining during the second quarter driven by high coal and natural gas inventories in the northern hemisphere following an unseasonably warm winter. We anticipate that the onset of peak summer energy demand followed by restocking in preparation for winter will contribute to a normalization of inventory levels providing support to seaborne thermal coal markets. Overall, demand for seaborne thermal coal is robust, and supply remains constrained across major supply regions.
Within the seaborne metallurgical market, global crude steel output during the quarter was variable with interruptions at European blast furnaces offset by notable year on year crude steel production growth in both China and India. Metallurgical coal supply has remained constrained primarily due to residual impacts of wet weather events in Queensland, during the first quarter of 2023. The outlook for the metallurgical coal market remains positive with stable seaborne supply combined with anticipated increases in import demand for steel-making raw materials with improving crude steel production rates in Europe and North Asia coupled with growth in Indian steel production rates.
In the United States, overall electricity demand decreased nearly 4 percent year-over-year, negatively impacted by weather. Through the six months ended June 30, 2023, electricity generation from thermal coal has declined year-over-year due to low gas prices and nearly level renewable generation. Coal inventories have increased approximately 50 percent during the six months ended June 30, 2023. Natural gas prices have recovered modestly from the lows of earlier this year with U.S natural gas prompt pricing at US$2.65/mmBtu. Overall, near-term demand for US thermal coal is anticipated to improve in the third quarter in comparison to the second quarter.
Third Quarter 2023 Outlook
Seaborne Thermal
•Volumes are expected to be 4.2 million tons, including 2.7 million export tons. 0.3 million export tons are priced at $181 per ton, and approximately 1.4 million tons of high ash product and 1.0 million tons of Newcastle product are unpriced.
•Costs are expected to be $45-$50 per ton.

Seaborne Metallurgical
•Seaborne met volumes are expected to be 1.5 million tons. 0.2 million tons are priced at $216 per ton. The remaining unpriced volumes are expected to achieve 70 to 80 percent of the premium hard coking coal price index.
•Costs are expected to be $115-$125 per ton.
U.S. Thermal
•PRB volume is expected to be approximately 21 million tons at an average price of $13.80 per ton and costs of approximately $11.75 per ton.
•Other U.S. Thermal volume is expected to be approximately 4.2 million tons at an average price of $50.50 per ton and costs of approximately $41 per ton.
Today’s earnings call is scheduled for 10 a.m. CT and can be accessed via the company’s website at PeabodyEnergy.com.
Peabody (NYSE: BTU) is a leading coal producer, providing essential products for the production of affordable, reliable energy and steel. Our commitment to sustainability underpins everything we do and shapes our strategy for the future. For further information, visit PeabodyEnergy.com.
Contact:
Karla Kimrey
314.342.7890

Guidance Targets

Segment Performance
	2023 Full Year
	Total Volume (millions of short tons)	Priced Volume (millions of short tons)	Priced Volume Pricing per Short Ton	Average Cost per Short Ton
Seaborne Thermal	15 - 16	11	$87.00	$50.00 - $55.00
Seaborne Thermal (Export)	9.5 - 10.5	5.5	$148.85	NA
Seaborne Thermal (Domestic)	~5.5	5.5	$25.20	NA
Seaborne Metallurgical	6.5 - 7.5	3.5	$202.00	$120.00 - $130.00
PRB U.S. Thermal	80 - 85	91	$13.63	$11.50 - $12.25
Other U.S. Thermal	16.5 - 17.5	18	$52.12	$38.00 - $42.00

Other Annual Financial Metrics ($ in millions)
	2023 Full Year
SG&A	$90
Major Project / Growth Capital Expenditures	$200
Total Capital Expenditures	$325
ARO Cash Spend	$65 - $75

Supplemental Information

Seaborne Thermal	40% of unpriced export volumes are expected to price on average at Globalcoal “NEWC” levels and 60% are expected to have a higher ash content and price at 80-95% of API 5 price levels.
Seaborne Metallurgical	On average, Peabody's unpriced metallurgical sales are anticipated to price at 70-80% of the premium hard-coking coal index price (FOB Australia).
PRB and Other U.S. Thermal	PRB and Other U.S. Thermal volumes reflect volumes priced at June 30, 2023. Weighted average quality for the PRB segment 2023 volume is approximately 8650 BTU.
Certain forward-looking measures and metrics presented are non-GAAP financial and operating/statistical measures. Due to the volatility and variability of certain items needed to reconcile these measures to their nearest GAAP measure, no reconciliation can be provided without unreasonable cost or effort.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended Jun. 30, 2023, Mar. 31, 2023 and Jun. 30, 2022 and the Six Months Ended Jun. 30, 2023 and 2022

(In Millions, Except Per Share Data)
	Quarter Ended			Six Months Ended
	Jun.	Mar.	Jun.	Jun.	Jun.
	2023	2023	2022	2023	2022

Tons Sold	28.9	31.5	28.6	60.4	58.5

Revenue (1)	$1,268.8	$1,364.0	$1,321.9	$2,632.8	$2,013.3
Operating Costs and Expenses (2)	862.0	846.6	825.6	1,708.6	1,524.6
Depreciation, Depletion and Amortization	80.6	76.3	73.8	156.9	146.7
Asset Retirement Obligation Expenses	15.5	15.4	12.7	30.9	27.7
Selling and Administrative Expenses	21.7	22.8	21.8	44.5	44.9
Restructuring Charges	2.0	0.1	0.2	2.1	1.8
Other Operating (Income) Loss:
Net Gain on Disposals	(5.2)	(1.9)	(12.8)	(7.1)	(17.7)
Asset Impairment	—	2.0	—	2.0	—
Provision for NARM and Shoal Creek Loss	33.7	—	—	33.7	—
Income from Equity Affiliates	(2.3)	(1.8)	(48.7)	(4.1)	(93.4)
Operating Profit	260.8	404.5	449.3	665.3	378.7
Interest Expense	13.3	18.4	37.6	31.7	77.0
Net Loss on Early Debt Extinguishment	2.0	6.8	2.3	8.8	25.8
Interest Income	(23.1)	(13.1)	(0.9)	(36.2)	(1.4)
Net Periodic Benefit Credit, Excluding Service Cost	(9.7)	(9.7)	(12.3)	(19.4)	(24.5)
Income from Continuing Operations Before Income Taxes	278.3	402.1	422.6	680.4	301.8
Income Tax Provision	74.2	118.0	11.3	192.2	10.3
Income from Continuing Operations, Net of Income Taxes	204.1	284.1	411.3	488.2	291.5
Loss from Discontinued Operations, Net of Income Taxes	(1.3)	(1.3)	(0.7)	(2.6)	(1.5)
Net Income	202.8	282.8	410.6	485.6	290.0
Less: Net Income Attributable to Noncontrolling Interests	23.6	14.3	1.1	37.9	—
Net Income Attributable to Common Stockholders	$179.2	$268.5	$409.5	$447.7	$290.0

Adjusted EBITDA (3)	$358.2	$390.6	$577.8	$748.8	$905.3

Diluted EPS - Income from Continuing Operations (4)(5)	$1.16	$1.69	$2.55	$2.85	$1.93

Diluted EPS - Net Income Attributable to Common Stockholders (4)	$1.15	$1.68	$2.54	$2.83	$1.93

(1)
Includes net gains of $40.3 million and $118.7 million and a net loss of $24.5 million related to unrealized mark-to-market adjustments on derivatives related to forecasted sales during the quarters ended June 30, 2023, March 31, 2023 and June 30, 2022, respectively, and a net gain of $159.0 million and a net loss of $325.5 million during the six months ended June 30, 2023 and 2022, respectively.

(2)	Excludes items shown separately.
(3)	Adjusted EBITDA is a non-GAAP financial measure. Refer to the “Reconciliation of Non-GAAP Financial Measures” section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(4)
Weighted average diluted shares outstanding were 159.0 million, 161.4 million and 161.9 million during the quarters ended June 30, 2023, March 31, 2023 and June 30, 2022, respectively. Weighted average diluted shares outstanding were 160.2 million and 152.5 million during the six months ended June 30, 2023 and 2022, respectively.

(5)	Reflects income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Balance Sheets
As of Jun. 30, 2023 and Dec. 31, 2022

(Dollars In Millions)
	(Unaudited)
	Jun. 30, 2023	Dec. 31, 2022
Cash and Cash Equivalents	$1,080.5	$1,307.3
Accounts Receivable, Net	325.5	465.5
Inventories, Net	312.9	296.1
Other Current Assets	244.3	303.6
Total Current Assets	1,963.2	2,372.5
Property, Plant, Equipment and Mine Development, Net	2,819.5	2,865.0
Operating Lease Right-of-Use Assets	27.2	26.9
Restricted Cash and Collateral	925.4	187.4
Investments and Other Assets	73.8	84.3
Deferred Income Taxes	19.0	74.7
Total Assets	$5,828.1	$5,610.8

Current Portion of Long-Term Debt	$13.0	$13.2
Accounts Payable and Accrued Expenses	892.1	905.5
Total Current Liabilities	905.1	918.7
Long-Term Debt, Less Current Portion	321.5	320.6
Deferred Income Taxes	20.0	20.4
Asset Retirement Obligations	669.4	665.8
Accrued Postretirement Benefit Costs	153.0	156.5
Operating Lease Liabilities, Less Current Portion	11.7	11.0
Other Noncurrent Liabilities	224.1	223.0
Total Liabilities	2,304.8	2,316.0

Common Stock	1.9	1.9
Additional Paid-in Capital	3,979.4	3,975.9
Treasury Stock	(1,572.4)	(1,372.9)
Retained Earnings	820.7	383.9
Accumulated Other Comprehensive Income	215.1	242.5
Peabody Energy Corporation Stockholders' Equity	3,444.7	3,231.3
Noncontrolling Interests	78.6	63.5
Total Stockholders' Equity	3,523.3	3,294.8
Total Liabilities and Stockholders' Equity	$5,828.1	$5,610.8

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Quarters Ended Jun. 30, 2023, Mar. 31, 2023 and Jun. 30, 2022 and the Six Months Ended Jun. 30, 2023 and 2022

(Dollars In Millions)
	Quarter Ended			Six Months Ended
	Jun.	Mar.	Jun.	Jun.	Jun.
	2023	2023	2022	2023	2022
Cash Flows From Operating Activities
Net Cash Provided By Continuing Operations	$355.8	$389.4	$284.6	$745.2	$12.1
Net Cash Used in Discontinued Operations	(2.4)	(3.1)	(1.5)	(5.5)	(2.7)
Net Cash Provided By Operating Activities	353.4	386.3	283.1	739.7	9.4
Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(66.6)	(55.7)	(33.4)	(122.3)	(63.1)
Changes in Accrued Expenses Related to Capital Expenditures	(3.8)	(1.6)	(2.7)	(5.4)	(9.7)
Proceeds from Disposal of Assets, Net of Receivables	9.1	2.9	19.8	12.0	23.4
Contributions to Joint Ventures	(164.6)	(206.2)	(149.4)	(370.8)	(276.0)
Distributions from Joint Ventures	163.8	202.0	132.6	365.8	280.8
Advances to Related Parties	(0.1)	—	(1.2)	(0.1)	(1.2)
Cash Receipts from Middlemount Coal Pty Ltd and Other Related Parties	1.7	—	96.7	1.7	143.9
Other, Net	(1.0)	0.1	(3.1)	(0.9)	(3.6)
Net Cash (Used In) Provided By Investing Activities	(61.5)	(58.5)	59.3	(120.0)	94.5
Cash Flows From Financing Activities
Proceeds from Long-Term Debt	—	—	—	—	545.0
Repayments of Long-Term Debt	(2.1)	(2.7)	(54.9)	(4.8)	(654.8)
Payment of Debt Issuance and Other Deferred Financing Costs	—	(0.3)	(1.5)	(0.3)	(20.7)
Proceeds from Common Stock Issuances, Net of Costs	—	—	—	—	222.0
Common Stock Repurchases	(173.0)	—	—	(173.0)	—
Repurchase of Employee Common Stock Relinquished for Tax Withholding	(0.5)	(13.2)	(0.6)	(13.7)	(2.6)
Dividends Paid	(10.8)	—	—	(10.8)	—
Distributions to Noncontrolling Interests	—	(22.8)	—	(22.8)	(13.8)
Other, Net	—	—	(0.1)	—	—
Net Cash (Used In) Provided By Financing Activities	(186.4)	(39.0)	(57.1)	(225.4)	75.1
Net Change in Cash, Cash Equivalents and Restricted Cash	105.5	288.8	285.3	394.3	179.0
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	1,706.4	1,417.6	848.0	1,417.6	954.3
Cash, Cash Equivalents and Restricted Cash at End of Period	$1,811.9	$1,706.4	$1,133.3	$1,811.9	$1,133.3

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters Ended Jun. 30, 2023, Mar. 31, 2023 and Jun. 30, 2022 and the Six Months Ended Jun. 30, 2023 and 2022

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Quarter Ended			Six Months Ended
	Jun.	Mar.	Jun.	Jun.	Jun.
	2023	2023	2022	2023	2022

Income from Continuing Operations, Net of Income Taxes	$204.1	$284.1	$411.3	$488.2	$291.5
Depreciation, Depletion and Amortization	80.6	76.3	73.8	156.9	146.7
Asset Retirement Obligation Expenses	15.5	15.4	12.7	30.9	27.7
Restructuring Charges	2.0	0.1	0.2	2.1	1.8
Asset Impairment	—	2.0	—	2.0	—
Provision for NARM and Shoal Creek Loss	33.7	—	—	33.7	—
Changes in Amortization of Basis Difference Related to Equity Affiliates	(0.4)	(0.3)	(0.6)	(0.7)	(1.2)
Interest Expense	13.3	18.4	37.6	31.7	77.0
Net Loss on Early Debt Extinguishment	2.0	6.8	2.3	8.8	25.8
Interest Income	(23.1)	(13.1)	(0.9)	(36.2)	(1.4)
Unrealized (Gains) Losses on Derivative Contracts Related to Forecasted Sales	(40.3)	(118.7)	24.5	(159.0)	325.5
Unrealized (Gains) Losses on Foreign Currency Option Contracts	(2.8)	2.2	6.3	(0.6)	3.0
Take-or-Pay Contract-Based Intangible Recognition	(0.6)	(0.6)	(0.7)	(1.2)	(1.4)
Income Tax Provision	74.2	118.0	11.3	192.2	10.3
Adjusted EBITDA (1)	$358.2	$390.6	$577.8	$748.8	$905.3

Operating Costs and Expenses	$862.0	$846.6	$825.6	$1,708.6	$1,524.6
Unrealized Gains (Losses) on Foreign Currency Option Contracts	2.8	(2.2)	(6.3)	0.6	(3.0)
Take-or-Pay Contract-Based Intangible Recognition	0.6	0.6	0.7	1.2	1.4
Net Periodic Benefit Credit, Excluding Service Cost	(9.7)	(9.7)	(12.3)	(19.4)	(24.5)
Total Reporting Segment Costs (2)	$855.7	$835.3	$807.7	$1,691.0	$1,498.5

Net Cash Provided By Operating Activities	$353.4			$739.7
- Net Cash Used In Investing Activities	(61.5)			(120.0)
- Distributions to Noncontrolling Interests	—			(22.8)
+/- Changes to Restricted Cash and Collateral	82.8			39.7
- Anticipated Expenditures or Other Requirements	—			—
Available Free Cash Flow (3)	$374.7			$636.6

(1)	Adjusted EBITDA is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses and depreciation, depletion and amortization. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance, as displayed in the reconciliation above. Adjusted EBITDA is used by management as the primary metric to measure each of our segment's operating performance and allocate resources.
(2)	Total Reporting Segment Costs is defined as operating costs and expenses adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance, as displayed in the reconciliation above. Total Reporting Segment Costs is used by management as a component of a metric to measure each of our segment's operating performance.
(3)	Available Free Cash Flow is defined as quarterly operating cash flow minus investing cash flow and distributions to noncontrolling interests; plus/minus changes to restricted cash and collateral (excluding one-time effects of the recent surety agreement amendment) and other anticipated expenditures. Available Free Cash Flow is used by management as a measure of our ability to generate excess cash flow from our business operations.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Supplemental Financial Data (Unaudited)
For the Quarters Ended Jun. 30, 2023, Mar. 31, 2023 and Jun. 30, 2022 and the Six Months Ended Jun. 30, 2023 and 2022

	Quarter Ended			Six Months Ended
	Jun.	Mar.	Jun.	Jun.	Jun.
	2023	2023	2022	2023	2022

Revenue Summary (In Millions)
Seaborne Thermal	$399.5	$346.5	$354.9	$746.0	$606.1
Seaborne Metallurgical	372.5	288.4	533.8	660.9	855.1

Powder River Basin	259.7	305.3	229.7	565.0	480.9
Other U.S. Thermal	199.9	249.4	224.9	449.3	428.0
Total U.S. Thermal	459.6	554.7	454.6	1,014.3	908.9
Corporate and Other (1)	37.2	174.4	(21.4)	211.6	(356.8)
Total	$1,268.8	$1,364.0	$1,321.9	$2,632.8	$2,013.3

Total Reporting Segment Costs Summary (In Millions) (2)
Seaborne Thermal	$202.0	$182.5	$178.1	$384.5	$338.8
Seaborne Metallurgical	270.0	197.6	234.1	467.6	374.4

Powder River Basin	233.5	269.5	231.7	503.0	475.3
Other U.S. Thermal	148.0	185.2	163.0	333.2	316.1
Total U.S. Thermal	381.5	454.7	394.7	836.2	791.4
Corporate and Other	2.2	0.5	0.8	2.7	(6.1)
Total	$855.7	$835.3	$807.7	$1,691.0	$1,498.5

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - Seaborne Thermal	$197.5	$164.0	$176.8	$361.5	$267.3
Adjusted EBITDA - Seaborne Metallurgical	102.5	90.8	299.7	193.3	480.7

Adjusted EBITDA - Powder River Basin	26.2	35.8	(2.0)	62.0	5.6
Adjusted EBITDA - Other U.S. Thermal	51.9	64.2	61.9	116.1	111.9
Adjusted EBITDA - Total U.S. Thermal	78.1	100.0	59.9	178.1	117.5
Middlemount (3)	3.7	2.3	48.9	6.0	94.0
Resource Management Results (4)	6.0	2.3	13.8	8.3	17.3
Selling and Administrative Expenses	(21.7)	(22.8)	(21.8)	(44.5)	(44.9)
Other Operating Costs, Net (5)	(7.9)	54.0	0.5	46.1	(26.6)
Adjusted EBITDA (2)	$358.2	$390.6	$577.8	$748.8	$905.3

(1)	Includes net gains of $40.3 million and $118.7 million and a net loss of $24.5 million related to unrealized mark-to-market adjustments on derivatives related to forecasted sales during the quarters ended June 30, 2023, March 31, 2023 and June 30, 2022, respectively, and a net gain of $159.0 million and a net loss of $325.5 million during the six months ended June 30, 2023 and 2022, respectively.
(2)	Total Reporting Segment Costs and Adjusted EBITDA are non-GAAP financial measures. Refer to the “Reconciliation of Non-GAAP Financial Measures” section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(3)	We account for our 50% equity interest in Middlemount Coal Pty Ltd. (Middlemount), which owns the Middlemount Mine, under the equity method. Middlemount's standalone results exclude the impact of related changes in amortization of basis difference recorded by the company in applying the equity method. Middlemount's standalone results include (on a 50% attributable basis):
	Quarter Ended			Six Months Ended
	Jun.	Mar.	Jun.	Jun.	Jun.
	2023	2023	2022	2023	2022
	(In Millions)
Tons sold	0.3	0.3	0.3	0.6	0.8
Depreciation, depletion and amortization and asset retirement obligation expenses	$1.7	$1.6	$1.9	$3.3	$4.0
Net interest expense	—	—	0.1	—	0.2
Income tax provision	1.6	1.0	21.3	2.6	39.3
(4)	Includes gains (losses) on certain surplus coal reserve and surface land sales and property management costs and revenue.
(5)	Includes trading and brokerage activities, costs associated with post-mining activities, minimum charges on certain transportation-related contracts, costs associated with suspended operations including the North Goonyella Mine and revenue of $19.2 million related to the Q1 2023 assignment of port and rail capacity.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's or the Board’s current expectations or predictions of future conditions, events, or results. All statements that address operating performance, events, or developments that may occur in the future are forward-looking statements, including statements regarding the shareholder return framework, execution of the Company’s operating plans, market conditions for the Company’s products, reclamation obligations, financial outlook, and liquidity requirements. All forward-looking statements speak only as of the date they are made and reflect Peabody's good faith beliefs, assumptions, and expectations, but they are not guarantees of future performance or events. Furthermore, Peabody disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive, and regulatory factors, many of which are beyond Peabody's control, that are described in Peabody's periodic reports filed with the SEC including its Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended Mar. 31, 2023, and other factors that Peabody may describe from time to time in other filings with the SEC. You may get such filings for free at Peabody's website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.